Exhibit 10.12

WORTHINGTON STEEL, INC.

DEFERRED COMPENSATION PLAN FOR DIRECTORS

Section 1. Purpose

The Company established this deferred compensation plan to provide the Directors of the Company with the option to defer the payment of their Directors Fees. This Plan is effective as to Directors Fees which are paid with respect to fees earned on or after the Effective Date. This Plan is a successor plan to the Grandfathered Plan for Grandfathered Participants.

Section 2. Definitions

2.1 “Account” shall mean the bookkeeping account on which the amount of Directors Fees that is deferred by a Participant shall be recorded and credited with investment gains or losses in accordance with the Plan. A Grandfathered Participant’s Account shall also include any bookkeeping account maintained for such Grandfathered Participant under the Grandfathered Plan immediately prior to the Effective Date.

2.2 “Beneficiary” shall mean the person designated by a Participant in accordance with the Plan to receive payment of any remaining balance in his Account in the event of the Participant’s death.

2.3 “Board of Directors” shall mean the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended.

2.5 “Committee” shall mean the committee appointed by the Board of Directors to administer the Plan. If no committee is specifically named by the Board of Directors to administer the Plan, the “Committee” shall mean the Compensation Committee of the Board of Directors.

2.6 “Common Shares” shall mean the common shares, without par value, of the Company.

2.7 “Company” shall mean Worthington Steel, Inc., an Ohio corporation, its corporate successors and the surviving corporation resulting from any merger or acquisition of Worthington Steel, Inc. with or by any corporation or corporations.

2.8 “Date of Deferral” shall mean the date to which payment of the Participant’s Directors Fees is deferred in accordance with this Plan. The Date of Deferral shall be the earliest of (i) the date selected by the Participant in the Election Form, which date must be at least two years after the end of the Plan Year with respect to which the payment would otherwise be made, (ii) the date of the Participant’s death, or (iii) the date the Participant Separates from Service as a Director, unless the Participant elects a different Date of Deferral, his Date of Deferral shall be the date he Separates from Service as a Director.

2.9 “Director” shall mean any member of the Board of Directors of the Company who is not an employee of the Company.

2.10 “Directors Fees” shall mean fees owed to the Directors by the Company for their services as Directors including retainers, board meeting fees, committee meeting fees and other similar fees, if any.

2.11 “Effective Date” means December 1, 2023.

2.12 “Election Form” means the written form or other method pursuant to which the Participant elects the amount of his Directors Fees to be deferred into the Plan, the Date of Deferral, the deemed investment and/or the form of payment for such amounts.

2.13 “401(k) Plan” means the Worthington Steel, Inc. Retirement Plan, as in effect from time to time.

2.14 “Grandfathered Participant” means a Director of the Company who was a participant in the Grandfathered Plan immediately prior to the Effective Date.

2.15 “Grandfathered Plan” means the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan for Directors, as amended.

2.16 “IRS Regulations” shall mean the laws and regulations adopted by Congress or issued by the U.S. Department of Treasury or the Internal Revenue Service under the Code.

2.17 “Participant” shall mean any Director who has elected to defer payment of all or any portion of his Directors Fees in accordance with the Plan and who still has an Account under the Plan.

2.18 “Plan” shall mean the “Worthington Steel, Inc. Deferred Compensation Plan for Directors” as set forth herein, as the same may be amended from time to time.

2.19 “Plan Year” shall mean the calendar year.

2.20 “Separates from Service” means a “separation from service” of a Director within the meaning IRS Regulations §1.409A-1(h).

2.21 “Theoretical Shares” shall mean those hypothetical Common Shares computed and credited to a Participant’s Account in accordance with Section 5.2(b) of this Plan.

2.22 “Unforeseeable Emergency” means a severe financial hardship to the Participant within the meaning of IRS Regulations §1.409A-3(i)(3) resulting from (a) an illness or accident of the Participant or the Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

2.23 “Valuation Date” shall mean the date the Accounts in the Plan are adjusted to reflect earnings and losses in accordance with the hypothetical investment directions, as set from time to time by the Committee.

Section 3. Administration

3.1 Power of the Committee

The Plan shall be administered by the Committee. The Committee shall have full power to construe and interpret the Plan, to establish and amend rules and regulations for administration of the Plan, and to take any and all actions necessary or desirable to effectuate or carry out the Plan.

The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

3.2 Actions Final

All actions taken by the Committee under or with respect to the Plan shall be final and binding on all persons. No member of the Committee shall be liable for any action taken or determination made in good faith.

3.3 Books and Records

The books and records to be maintained for the purpose of the Plan shall be maintained by the officers and employees of the Company at the Company’s expense and subject to the supervision and control of the Committee. The Company may hire a third party to maintain all or a part of the Plan’s books and records.

3.4 Action by the Committee

The Committee shall act by a majority of its members at the time in office, and such action may be taken either by vote at a meeting or in writing. If a Participant is serving as a member of the Committee, he shall not be entitled to vote on matters specifically relating to his rights under the Plan; provided, however, that this provision shall not prevent such person from voting on matters which, although they may affect his rights, relate to Participants in general.

3.5 Indemnification of Committee

The Company shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their willful misconduct.

Section 4. Eligibility and Participation

4.1 Eligibility

Each Director is eligible to become a Participant in the Plan. Participants are those Directors who elect to defer Directors Fees under the Plan. A Director’s eligibility to defer Directors Fees shall cease when he dies or otherwise ceases to be a Director of the Company.

4.2 Election to Defer

Any Director who desires to defer the payment of any portion of his Directors Fees for any Plan Year must complete and deliver an Election Form to the Committee (in substantially the form approved by the Committee from time to time) no later than December 31 of the immediately preceding Plan Year in which the applicable fee is earned. (Retainers shall be earned commencing the first day of the fiscal year, the fiscal quarter or other period as to which they relate. Meeting fees shall be earned by attendance at the meeting). Notwithstanding the foregoing, and in the discretion of the Committee, a Participant may elect to defer any portion of Directors Fees by completing and delivering an Election Form to the Committee no later than 30 days after the Participant first becomes eligible to participate in this Plan with respect to any Directors Fees for which services will be performed after such election is made. For this purpose, a Participant is first eligible to participate in this Plan if he is not a participant in any other arrangement that, along with this Plan, would be treated as a single nonqualified deferred compensation plan within the meaning of IRS Regulations §1.409A-1(c)(2).

Any election made pursuant to this Section 4.2 shall be irrevocable once such Plan Year begins.

4.3 The Election Form

A Participant shall designate on an Election Form (i) the portion of his Directors Fees he desires to defer, (ii) the Date of Deferral, and (iii) the method of payment of his Account. Payment of the Account shall be made in accordance with Section 6. The Participant shall also designate the investment option selected for his Account on an Election Form. The elections described in the first sentence of this Section 4.3 must be made no later than the date described in Section 4.2.

If a Participant makes no election as to the form of payment, that Participant’s form of payment shall be a lump sum.

Notwithstanding the foregoing, deferral and payment elections for Grandfathered Participants as in effect under the Grandfathered Plan on the Effective Date shall continue to apply to the Grandfathered Participant’s Grandfathered Plan Account.

4.4 Sub-Accounts

In the event a Participant makes different elections as to the method of payment or as to the time for commencement of payments with respect to Directors Fees deferred for different fees, for purposes of determining the amounts to be paid under each election, the Participant shall be treated as if he had a separate sub-account for Directors Fees deferred pursuant to the differing elections. In addition, a Grandfathered Participant’s Grandfathered Plan Account shall be maintained under a separate sub-account and shall be paid according to the form of payment election made under the Grandfathered Plan.

4.5 Carryover Elections for Grandfathered Participants. Deferral and payment elections for Grandfathered Participants as in effect under the Grandfathered Plan on the Effective Date shall continue to apply to the Grandfathered Participant’s Grandfathered Plan Account.

Section 5. Deferred Compensation Account

5.1 Crediting Fees

The Directors Fees which a Participant elects to defer shall be treated as if they were set-aside in an Account on the date the Directors Fees would otherwise have been paid to the Participant.

5.2 Investment Options – General

(a) Until changed by an amendment to this Plan, made in accordance with the provisions of Section 7 of this Plan, the investment options available under the Plan for purposes of crediting earnings on all or a portion of a Participant’s Account shall be: (i) those investment options available under the 401(k) Plan as in effect from time to time; (ii) the Theoretical Shares option; and (iii) the Fixed Interest Rate option. Notwithstanding the foregoing, the Committee in its sole discretion may limit the investment options available for former Participants who are no longer Directors or who are receiving installment payment distribution of their Account balance under this Plan.

(b) Theoretical Shares. If a Participant elects to have his Account credited to the Theoretical Shares option, the amount to be credited, as of the date of such crediting, shall be divided by the then Fair Market Value of the Common Shares (as defined below) and the Participant’s Account shall be credited with the resulting number of Theoretical Shares. The portion of the Participant’s Account credited to the Theoretical Shares option shall be credited with cash dividends with respect to the Theoretical Shares at the time and equal in amount to the cash dividends which would have been paid on the Theoretical Shares if they had been issued and outstanding Common Shares on and after the date the Theoretical Shares were credited to the Participant’s Account; and at such time, the amount of cash dividends credited to the Participant’s Account shall be divided by the then Fair Market Value of the Common Shares and the Theoretical Shares option portion of the Participant’s Account shall be credited with the resulting number of Theoretical Shares.

“Fair Market Value of the Common Shares” shall be the closing sale price of the Common Shares for the last date immediately prior to the date of valuation. If the Common Shares cease to be publicly traded, the Committee shall select, in its discretion, an appropriate method for determining the Fair Market Value of the Common Shares.

In the event of any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, reverse stock split or other corporate transaction affecting the Common Shares, the number of Theoretical Shares credited to the Theoretical Shares option portion of a Participant’s Account shall be appropriately adjusted to reflect such transaction, without any further action being required on the part of the Company, the Committee, the Participant or any other person.

The portion of a Grandfathered Participant’s Account invested in theoretical shares of Worthington Industries, Inc. as of the Effective Date shall be converted into an equivalent number of Theoretical Shares calculated by multiplying the number of theoretical shares by (i) the closing price per share of Worthington Industries, Inc. trading in the ex-dividend market on the distribution date (as that term is defined under the

Separation and Distribution Agreement by and between the Company and Worthington Industries, Inc. dated as of November 30, 2023), and dividing by (ii) the closing price per share of Worthington Industries, Inc. trading the regular way with due bills on the last trading day immediately preceding the distribution date (as that term is defined under the Separation and Distribution Agreement by and between the Company and Worthington Industries, Inc. dated as of November 30, 2023), rounded down to the nearest whole share.

The portion of a Participant’s Account credited to the Theoretical Shares option shall, upon distribution in accordance with this Plan, be paid in the form of whole Common Shares; provided, however, that a Participant will be paid cash (based on the Fair Market Value of the Common Shares) in lieu of any fractional Common Shares otherwise payable in respect of the amount credited to the Theoretical Shares option. The portion of a Participant’s Account credited to any investment option other than Theoretical Shares shall, upon distribution in accordance with this Plan, be paid in cash. Any amounts required to be withheld in accordance with Section 8.2 of this Plan may, upon the prior written election of the Participant, be satisfied by either (i) an equivalent reduction in the amount otherwise payable to the Participant in the form of cash as a distribution pursuant to Section 6 of this Plan or (ii) an equivalent reduction in the number of Common Shares (based upon the Fair Market Value of the Common Shares) otherwise payable to the Participant as a distribution pursuant to Section 6 of this Plan or (iii) a combination of (i) and (ii); provided that, to the extent any such withholding requirement cannot be satisfied in full in the manner elected by the Participant, the remainder of the required withholding amount shall be satisfied through a reduction in the amount of cash or the number of Common Shares (based upon the Fair Market Value of the Common Shares), as appropriate, which would have otherwise been payable to the Participant as a distribution pursuant to Section 6 of this Plan.

(c) Fixed Interest Rate. If a Participant elects to have all or any portion of his Account credited to the Fixed Interest Rate option, the portion of the Participant’s Account credited to the Fixed Interest Rate option shall be credited with interest compounded annually at the rate determined by the Committee. If the Committee does not otherwise set the Fixed Interest Rate, the Fixed Interest Rate for a Plan Year shall be the Applicable Federal Mid-Term Interest Rate for the month of January of that Plan Year.

5.3 Selection of Investment Option

The Participant shall select the investment option for his Account in an Election Form. The Participant may change the investment option for his Account and his Grandfathered Plan Account as of the time permitted under the 401(k) Plan for the same investment option; provided, however, that any portion of a Participant’s Account credited to the Theoretical Shares option shall remain credited to the Theoretical Shares option until distributed pursuant to Section 6 of this Plan. If a Participant does not select an investment option for all or any portion of the Participant’s Account, the Fixed Interest Rate option shall apply to such portion of the Participant’s Account.

Section 6. Payment of Deferred Compensation

6.1 General

The amount of a Participant’s Account or sub-account maintained with respect to the amount deferred, as the case may be, shall be paid to the Participant, within a reasonable time, not to exceed 90 days, after the Participant’s Date of Deferral, in a lump sum or in a number of substantially equal annual installments (not more than 12), as designated by the Participant in his Election Form. A Participant, subject to approval by the Committee, may change the form of payment of his Account or his Date of Deferral by filing an amended Election Form with the Committee; provided, however, that any such change to an existing election (i) may not take effect until at least 12 months after the date on which such Election Form is filed; and (ii) the payment with respect to which such election is made must be deferred (other than a distribution upon death or an Unforeseeable Emergency) for a period of not less than five years from the date such payment would otherwise have been paid (or in the case of installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid); and (iii) any election affecting a distribution to be made at a specified time or pursuant to a fixed schedule must be made not less than 12 months before the date the amount was scheduled to be paid (or in the case of installment payments treated as a single payment, 12 months before the date the first amount was scheduled to be paid). Anything contained herein to the contrary notwithstanding, total distribution of a Participant’s Account must be made by the date such Participant attains age 85.

6.2 Death

(a) In the event of the death of a Participant, the amount of the Account shall be paid to his Beneficiary, within a reasonable time, not to exceed 90 days, after the Participant’s death.

(b) Each Participant may name one or more Beneficiaries and may also name one or more contingent Beneficiaries by making a written designation in a form acceptable to the Committee. A beneficiary designation made pursuant to the Grandfathered Plan shall remain in effect for this Plan. A Participant’s Beneficiary designation may be changed at any time prior to his death by execution and delivery of a new Beneficiary designation form. The Beneficiary designation on file with the Company at the time of the Participant’s death which bears the latest date shall govern.

(c) Payments to a Beneficiary shall be made in the same form as designated by the Participant in his Election Form. In the case of a Beneficiary of a Participant who is receiving installment payments at the time of his death, the number of annual installments may not exceed the annual installments remaining to be paid to the Participant.

(d) If no Beneficiary survives the Participant, the amount in the Account shall be paid in a lump sum to the Participant’s estate.

(e) If the Beneficiary dies after the death of the Participant, any amount otherwise payable to the Beneficiary shall be paid in a lump sum to the Beneficiary’s estate.

6.3 Unforeseeable Emergency

A Participant may request a distribution from all or part of his Account upon the occurrence of an Unforeseeable Emergency. As a condition of receiving a distribution under this Section 6.3, the Participant must file a written application with the Committee specifying the nature of the Unforeseeable Emergency, the amount needed to address the Unforeseeable Emergency and supplying any other information the Committee, in its discretion, may need to ensure that the conditions specified in this Section 6.3 are satisfied. The Committee shall, in its sole discretion, determine whether an Unforeseeable Emergency exists and distribute an amount to the Participant which shall not be greater than the amount reasonably necessary to satisfy the emergency need (plus the amount necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) or, if less, the value of the Participant’s Account as of the distribution date.

A distribution on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through a cancellation of deferrals under this Plan, reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause a severe financial hardship.

6.4 Effect of Change in Control

(a) Notwithstanding any provision to the contrary contained herein, but subject to the following sentence, in the event of a Change in Control, the Plan shall be terminated and each Participant’s Account shall be paid out as of such date in a lump sum.

(b) For purposes of this Section 6.4, the following terms shall have the meanings set forth below:

(i) A “Change in Control” with respect to the Company occurs on the earliest date that (1) a Person or Group acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (2) any Person or Group (other than John P. McConnell or a group controlled by John P. McConnell) acquires (or has acquired during the 12 month period ending of the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company; or (3) a majority of the members of the Board of Directors of the Company is replaced during any twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date that such appointments or elections are made; or (4) any Person or Group (other than an Excluded Person) acquires (or has acquired) during the twelve-month period ending on the date of the most recent acquisition by such Person or Group, assets from the Company that have a total Gross Market Value equal to or more than 65% of the total Gross Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, no event shall be considered a Change in Control if it would not be considered a “change in control event” within the meaning IRS Regulations §1.409A-3(i)(5).

(ii) “Excluded Person” means (1) a shareholder of the Company in exchange for or with respect to its stock; (2) the Company, any wholly owned Company Subsidiary, or any entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in Section 6.4(b)(ii)(2).

(iii) “Gross Market Value” means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(iv) “Group” shall mean more than one Person acting as a “group” as interpreted in accordance with IRS Regulation §1.409A-3(i)(5).

(v) “Person” means any individual, firm, corporation, or other entity.

(c) In all cases, the provisions of and definitions used in this Section 6.4 shall be interpreted in accordance with the provisions of IRS Regulation §1.409A-3(i)(5).

6.5 Distribution of Small Accounts.

Notwithstanding any provision in this Section 6 to the contrary, if the total of the Participant’s Account under the Plan and his Account under all other arrangements that, with this Plan, would be treated as a single nonqualified deferred compensation plan (within the meaning of IRS Regulation §1.409A-1(c)(2)) is less than the limit described in Code Section 402(g)(1)(B) for the Plan Year in which the Date of Deferral occurs, such Participant’s Account may be distributed in a lump sum, but only if payment results in the termination and liquidation of the Participant’s entire interest in this Plan and all other arrangements that, along with this Plan, would be treated as a single nonqualified deferred compensation plan (as determined under IRS Regulation §1.409A-1(c)(2)).

Section 7. Amendments

The Board of Directors may from time to time amend, suspend or terminate any or all of the provisions of this Plan; provided that no such amendment, suspension, or termination shall adversely affect in any material respect any right of any Participant to receive any amount payable pursuant to the Plan (unless the affected Participant consents in writing to the application of that amendment) but this provision shall not restrict the authority of the Board of Directors to change or limit investment options. The Board of Directors may terminate the Plan at any time, provided, however, that no termination shall in and of itself cause an acceleration of the distribution of Accounts under the Plan, except as may otherwise be provided in the applicable IRS Regulations. Any such amendment to or termination of the Plan shall be in writing.

Section 8. Miscellaneous Provisions

8.1 Non-Assignability of Benefits

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment hereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder.

8.2 Withholding

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Company under any applicable local, state or federal law.

8.3 No Trust Created

Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company and the Participant, his Beneficiary, or any other person. The Company may establish a “grantor trust” (so-called “Rabbi Trust”) which is within the jurisdiction of the courts of the United States and is permitted by IRS Regulations to aid in meeting the obligations created under this Plan, but the Company intends that the assets of any such trust will at all times remain subject to the claims of the Company’s general creditors and that the existence of any such Rabbi Trust will not alter the characterization of the Plan as “unfunded” for purposes of the Employee Retirement Income Security Act of 1974, and will not be construed to provide income to any Participant prior to actual payment under this Plan.

8.4 Unsecured General Creditor Status of Director

The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Company; no person shall have or acquire any interest in any such assets by virtue of the provisions of this Plan. The obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Plan under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Company. No such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of any Company.

In the event that, in its discretion, the Company purchases an insurance policy or policies insuring the life of the Participant (or any other property) to allow the Company to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Company shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. Except to the extent the Company may establish a Rabbi Trust as described in Section 8.3, no such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation hereunder. The existence of any such Rabbi Trust does not give a Participant, Beneficiary or other distributee, any interest, direct or beneficial, in any policy, policies or other property held in such a trust. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Committee and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

8.5 Binding Effect

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and its successors and assigns.

8.6 Governing Laws

All provisions of the Plan shall be construed in accordance with the laws of Ohio, except to the extent pre-empted by federal law.

8.7 Code Section 409A

This Plan is intended to comply with the requirements of Code Section 409A and the IRS Regulations promulgated thereunder and, to the maximum extent permitted by law, shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Company, Committee or any other person shall have any liability with respect to any failure to comply with Code Section 409A. The Company may accelerate the time or schedule of payment of a Participant’s Account at any time this Plan fails to meet the requirements of Code Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.